EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT CONTRACT made the 10th day of November, 1999, between CHEMUNG CANAL TRUST COMPANY, a New York trust company with its principal office and place of business now located at One Chemung Canal Plaza, Elmira, New York 14902, hereinafter sometimes referred to as the "Bank," and MELINDA A. SARTORI, residing at 807 Euclid Avenue, Elmira, New York 14905 hereinafter sometimes referred to as the "Employee,"

WITNESSETH THAT:

WHEREAS, Employee is a valued employee of the Bank and is currently serving as its Senior Vice President, and

WHEREAS, the Bank and the Employee have heretofore entered into an employment contract dated December 2, 1997, and

WHEREAS, the Bank desires to terminate said employment contract and that the Employee continue in the employment of the Bank on the following terms and conditions and the Employee is willing to terminate said employment contract and to continue in the employment of the Bank on the following terms and conditions.

NOW, THEREFORE, the Bank and the Employee mutually covenant and agree that said employment contract dated December 2, 1997, is hereby terminated and in the place and stead thereof mutually convenant and agree as follows:

1. The Bank hereby employs the Employee to perform the duties of her present office or those of such other office or position to which Employee may be elected or appointed during the term of this agreement. The Employee agrees to perform such duties faithfully and to the best of her ability and agrees to devote her full working time and best efforts to performing such duties.

2. The parties agree that the Employee's duties shall be performed in any office of the Bank in Chemung, Schuyler, Tioga or Steuben and Broome Counties, New York, and that Employee shall not be obligated to perform her duties in any other location without the consent of the Employee.

3. This agreement shall be effective immediately and shall continue until December 31, 2001. The Bank may extend the term of this agreement for an additional period of one (1) year or until Employee attains the age of 65 years, whichever is less on January 1, 2002, and on each subsequent January 1 by giving the Employee at least thirty (30) days written notice prior to the applicable January 1 that the term of this agreement will be so extended.

4. The Bank agrees to pay the Employee an annual salary of Sixty-Six Thousand Dollars ($66,000.00) or such greater annual salary as may be agreed upon from time to time by the parties. Employee shall also be eligible for such bonuses as the Board of Directors of the Bank may determine and declare from time to time.

5. Employee shall also be entitled to all fringe benefits generally provided to all full-time employees of the Bank with similar years of service and in addition shall be entitled to all other fringe benefits and perquisites which are currently being provided to her or which may hereafter generally be provided to officers of the Bank with similar salaries and responsibilities.

6. If the Employee is unable to perform her services hereunder by reason of illness, injury, accident or other incapacity for a period of up to twelve (12) months, the Employee's salary less any payments received by the Employee under the Bank's disability fringe benefit program shall continue during such period. If the Employee is unable to return to full-time employment on or before the end of such twelve (12) month period, the Employee's salary hereunder shall cease and terminate, but the Employee shall thereafter be entitled to any disability payments provided by the Bank as a fringe benefit.

7. If the Employee shall die while receiving compensation hereunder, the Bank shall pay to the Employee's estate the salary she would have received hereunder at the rate in effect on the date of the Employee's death for a period of six (6) months following the Employee's death.

8. The Employee may terminate this contract at any time upon thirty (30) days written notice to the Bank.

9. The Bank may terminate this contract at any time upon thirty (30) days' written notice to the Employee for misconduct, neglect of duties or other failure to perform her duties hereunder faithfully and to the best of her abilities. In the event this contract is terminated by the Bank for any of the foregoing reasons, the Employee's salary hereunder shall cease, but the Employee shall be entitled to any retirement or other benefits earned by her to the date of termination.

10. The Bank may also terminate this contract upon thirty (30) days' written notice to the Employee without cause, but in the event of such a termination, the Employee shall receive her salary for the balance of the term of the contract provided in Paragraph 3 above, and in computing the Employee's pension, the Employee shall be entitled to full credit for service and salary until the end of the term of this contract. If the full pension computed in the foregoing manner cannot for any reason be paid from the Bank's Pension Plan at the time and manner provided therein pursuant to the Employee's beneficiary election thereunder, the Bank shall, at the time of each pension payment to the employee or her beneficiaries, pay to the Employee or her beneficiaries such an additional amount as when added to the pension paid by the Pension Plan provide a total amount equal to a pension computed as provided herein. In addition, five percent (5%) of each salary payment made to the Employee after a termination without cause shall be added to a memorandum account for the Employee on which interest shall be paid at the rate paid on regular savings accounts by the Bank, and at the time the Employee shall commence to receive pension payments from the Bank's Pension Plan, the balance in the Employee's memorandum account shall be paid to her or her beneficiaries by the Bank at the times and in the manner elected by the Employee pursuant to the Bank's Pension Plan in amounts actuarially determined based on the value of said memorandum account at such time and computed in accordance with the then actuarial assumptions of the Bank's Pension Plan.

11. All notices hereunder shall be in writing and may be served personally or by mail to the Employee at the address set forth above or to such other address as the Employee may designate from time to time and to the President of the Bank at the address set forth above or to such other address as the Bank may designate from time to time. Notices given by mail shall be deemed given when postmarked by the U.S. Postal Service.

12. This contract shall be binding on and inure to the benefit of the corporate successors of the Bank and any assignee of the Bank to whom the Bank may sell substantially all its assets and shall be binding on the inure to the benefit of the legal representatives, heirs and distributees of the Employee, but the parties may not otherwise sell, transfer or assign this contract, and any such other assignment shall be null and void and of no effect.

IN WITNESS WHEREOF, the Bank has caused this contract to be executed by its officer duly authorized and its corporate seal to be hereto affixed and the Employee has hereunto set her hand and seal both as of the day and year first above written.

CHEMUNG CANAL TRUST COMPANY

By_/s/ Jan P. Updegraff

Its President and CEO

/s/ Melinda A. Sartori L.S.